Exhibit 99.10

SHARE SUBSCRIPTION AGREEMENT

This Share Subscription Agreement (this “Agreement”) is made as of December 29, 2023 (the “Signing Date”) by and between Advanced Technology (Cayman) Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and Sinopec Capital Co., Ltd. (中国石化集团资本有限公司) (the “Investor”), a company established under the laws of the People’s Republic of China (the “PRC”). Each of the Company and the Investor is referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, (i) Hollysys Automation Technologies Ltd., a BVI business company incorporated under the Laws of the British Virgin Islands (the “Target”), (ii) Superior Technologies Holding Limited, an exempted company incorporated under the Laws of the Cayman Islands (“Parent”), and (iii) Superior Technologies Mergersub Limited, a BVI business company incorporated under the Laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger on December 11, 2023 (as amended and restated from time to time, the “Merger Agreement”) with respect to the merger between the Target and Merger Sub, the surviving company of which will become a wholly owned subsidiary of Parent (the “Surviving Company”) (such transaction, the “Merger”).

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1

ISSUANCE AND SUBSCRIPTION OF SHARES

1.1            Sale and Issuance of Shares. At the Closing (as defined below), subject to the terms and conditions of this Agreement, the Investor shall subscribe for, and the Company shall issue to the Investor such number of shares of the Company, par value US$0.01 per share (the “Shares”) equal to the result of (A) 10,000, multiplied by (B) the result of the Subscription Price divided by the Buyer Group Entry Price (such transaction, the “Subscription”). “Subscription Price” means the lower of US$40,000,000 or the amount of US$ equivalent to RMB 299,999,999 (based on the exchange rate of RMB to US$ published on the website of Bank of China (Hong Kong) as of the date on which the Subscription Price is paid by the Investor to the Company). The Shares shall have the rights, preferences, privileges and restrictions as set forth in the Second Amended and Restated Memorandum and Articles of Association of the Company adopted at the Closing (the “Restated Articles”). The Company shall use the Subscription Price for the purpose of the Merger or any other purpose as permitted by the Investor. For purpose of this Section 1.1, “Buyer Group Entry Price” shall mean an amount equal to the result of:

(a)            (i) Per Share Merger Consideration (as defined in the Merger Agreement), times (ii) the total number of Ordinary Shares (as defined in the Merger Agreement) issued and outstanding immediately prior to the Closing (for the avoidance of doubt, including the Rollover Shares (as defined in the Merger Agreement)); plus

(b)            all fees, costs and expenses, stamp, registration and other taxes paid or reserved to be paid by Ascendent Capital Partners III, L.P., Skyline Automation Technologies L.P., and their respective Affiliates (each, an “ACP Entity”) in connection with the Merger; plus

(c)            any excess payment paid by the ACP Entities in connection with making payment for the Dissenting Shares (as defined in the Merger Agreement) in accordance with the Merger Agreement; plus

(d)            all amounts paid by the ACP Entities for the Company Restricted Share Awards and Company Options (each as defined in the Merger Agreement) on or immediately prior to the consummation of the Merger; minus

(e)            the amount of the Debt Financing (as defined in the Merger Agreement); minus

(f)             if applicable, the amount of consideration to be received by Smart Automation (Cayman) Limited in connection with the issuance of preferred shares, convertible bond or other securities prior to the Closing (as defined in the Merger Agreement).

1.2            Closing. Subject to the terms and conditions of this Agreement, the consummation of the Subscription (the “Closing”) shall take place remotely by the exchange of documents and signatures on the day when all the conditions set out in Section 5 have been satisfied or waived pursuant to their terms (other than conditions to be satisfied on the Closing Date) or such other day as the Parties may agree in writing (the “Closing Date”).

1.3            Delivery. At the Closing, (i) the Investor shall pay, or cause to be paid, the Subscription Price to the Company by wire transfer of immediately available funds in US dollars to the bank account designated by the Company; and (ii) the Company shall deliver to the Investor (a) a scanned copy of the certificate registered in the Investor’s name representing the Shares, duly signed for and on behalf of the Company, and (b) a copy of the updated register of members of the Company showing such Investor as the holder of the Shares.

Section 2

Representations and Warranties of the Company

The Company hereby represents and warrants to the Investor as of the Signing Date and the Closing Date respectively (except for those representations and warranties expressly made as of a certain time, in which case, as of such time), as follows:

2.1            Organization; Good Standing. The Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the Cayman Islands.

2.2            Authority; Enforceability. The Company has all requisite power and authority and has obtained all internal and external approval to execute and deliver this Agreement and to carry out and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms hereof.

2.3            Non-Contravention. The execution, delivery of, and performance by the Company of its obligations under this Agreement and the consummation of the Subscription do not violate the Restated Articles, any applicable laws to which the Company or its assets are subject, and any order, judgment or decree of any court or governmental agency to which the Company is a party or by which any of them is bound or submits.

2.4            Capitalization. Immediately prior to the Closing, the authorized share capital of the Company will consist of 5,000,000 shares, of which one (1) share is issued and outstanding. Upon completion of the Closing, the authorized share capital of the Company will consist of 5,000,000 shares, of which 10,000 Shares are expected to be issued and outstanding (assuming the Investor has fulfilled its obligations to pay or cause to be paid the Subscription Price at the Closing under Section 1.1 hereof, and all the other shareholders of the Company have fulfilled their obligations to make contributions into the Company by subscribing for shares of the Company prior to the closing of the Merger). Other than the guaranty obligation provided in connection with the issuance of preferred shares, convertible bond or other securities by Smart Automation (Cayman) Limited (if applicable), the Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid, nonassessable, and free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investor.

2.5            Ownership of Parent. Immediately prior to the Closing, the Company will own 100 % of the issued and outstanding share capital of Smart Automation (Cayman) Limited which in turn owns 100% of the issued and outstanding share capital of Parent.

2.6            Company’s Business. Prior to the date hereof, the Company has not engaged in any business other than activities related to its organization, the Merger and the transactions related to the Merger.

Section 3

Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company as of the Signing Date and the Closing Date respectively (except for those representations and warranties expressly made as of a certain time, in which case, as of such time), as follows:

3.1            Organization; Good Standing. The Investor is duly established, validly existing and in good standing under, and by virtue of, the laws of the PRC.

3.2            Authority; Enforceability. The Investor has all requisite power and authority and has obtained all internal and external approvals required to execute and deliver this Agreement and to carry out and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Investor and constitutes valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with the terms hereof.

3.3            Non-Contravention. The execution, delivery of, and performance by the Investor of its obligations under this Agreement and the consummation of the Subscription do not violate its constitutional documents, any applicable laws to which the Investor or its assets are subject, or any order, judgment or decree of any court or governmental agency to which the Investor is a party or by which any of them is bound or submits.

3.4            Sufficient Fund. The Investor has sufficient immediately available funds to fulfill its obligation to pay the Subscription Price to the Company in accordance with the terms and conditions of this Agreement.

Section 4

Covenants

4.1            Confidentiality. The terms and conditions of this Agreement and any other agreement entered into in connection with the Subscription, including their existence, and any non-public information concerning the Company (collectively, the “Confidential Information”) provided to the Investor shall not be disclosed by the Investor to any third party except that (i) the Investor may disclose the Confidential Information to its and its Affiliates’ shareholders, employees, directors, officers, accountants, and attorneys, in each case on a strictly need-to-know basis who are subject to confidentiality restrictions substantially similar to the confidentiality restrictions herein; and (ii) if the Investor is or become legally compelled to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Section 4.1, the Investor shall promptly provide the Company with written notice of that fact so that the Company may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. For purposes of this Agreement, “Affiliate” means, in respect of a person or entity, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

4.2            Transfer Restriction.  Subject to the requirement under the Restated Articles, the Investor shall not Transfer any Shares to any Competitor without the prior written consent of the Company. “Transfer” means, in relation to any Share: directly or indirectly (i) sale, assignment, gift, disposal or transfer of such Share or any legal or beneficial interest therein; (ii) creating or permitting to subsist any pledge, charge, mortgage, lien or other security interest or encumbrance over or on such Share or any legal or beneficial interest therein; (iii) creating any trust to hold such Share or any legal or beneficial interest therein; (iv) any agreement or legally binding arrangement or understanding in respect of the right to vote (including the right to direct the vote), or the right to receive dividends with respect to, such Share; and (vi) any agreement to do any of the above. “Competitor” means any company that (i) provides any products or services similar to those offered by the Surviving Company, (ii) engages in any line of business that competes, directly or indirectly with the Surviving Company, or (iii) holds a majority stake or has the right to direct the management decision of, directly or indirectly, a company falling under (i) or (ii), and in each case of (i), (ii) and (iii), as reasonably determined by the Surviving Company or its Affiliates.

4.3            Termination of Transfer Restriction. Unless otherwise mutually agreed by the Company and the Investor, the transfer restriction set forth in Section 4.2 above shall terminate upon the earliest of (i) an Initial Public Offering, (ii) a Change of Control, or (iii) the dissolution or winding-up of the Company or Parent. “Initial Public Offering” means a registered public offering of shares of the Company or Parent or any subsidiary of the Company or Parent on an internationally recognized exchange. “Change of Control” means following the consummation of the Merger, the ACP Entities directly or indirectly transfers any equity interest in the Surviving Company to any third party that is not an ACP Entity and as a result of such transfer, ACP Entities collectively cease to hold 50% of the equity interests of the Surviving Company directly and indirectly.

4.4            Further Assurances. Each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable, all documentation to effect all necessary notices, reports and other filings and obtaining as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits, clearances and orders necessary or advisable to be obtained from any third party or any governmental authority in order to consummate the transactions contemplated hereby. The Investor shall, as soon as possible from the date of this Agreement, make the filings with the National Development and Reform Commission, the Ministry of Commerce of China and State Administration of Foreign Exchange or their respective local commissions and/or branches pursuant to the Administrative Measures on Enterprise Outbound Investment (企业境外投资管理办法) of the PRC, as amended, and the rules and regulations thereunder, with respect to the Subscription pursuant to terms and conditions of this Agreement and the indirect investment in the Merger.

4.5            Indemnification. Each Party hereby agrees to indemnify the other Party from and against any and all losses, claims, demands, liabilities, costs, damages, expenses and causes of action arising from or in connection with any breach of any representation or warranty made by or covenants or obligations of each Party hereunder.

4.6            Preservation of Rights. If the holding structure of the Company and its subsidiaries is restructured (including for the purpose of preparing for the Initial Public Offering), the Company shall use its reasonable best efforts to ensure that the Investor’s rights in the vehicle established for purpose of such restructuring is substantially the same or no less favorable than the rights and interests in the Company as of the Closing.

Section 5

Closing Conditions

5.1            Conditions to Obligations of the Company. The obligations of the Company to consummate the Subscription shall be subject to the satisfaction, or written waiver by the Investor, of all of the following conditions on or before the Closing Date:

(a)            Accuracy of Representations and Warranties. Each of the Investor’s representations and warranties in this Agreement shall have been true, correct, complete and accurate as of the Closing Date;

(b)            Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Investor on or prior to the Closing Date shall have been performed in accordance with the terms hereof; and

(c)            Regulatory Approval. The Investor shall have obtained all the regulatory approvals required by PRC regulatory authorities in connection with the Subscription.

5.2            Conditions to Obligations of the Investor. The obligations of the Investor to consummate the Subscription shall be subject to the satisfaction, or written waiver by the Company, of all of the following conditions on or before the Closing Date:

(a)            Accuracy of Representations and Warranties. Each of the Company’s representations and warranties in this Agreement shall have been true, correct, complete and accurate as of the Closing Date;

(b)            Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed in accordance with the terms hereof;

(c)            Merger Agreement Closing. All the closing conditions set forth in Section 7.1 to Section 7.3 of the Merger Agreement (except for closing conditions related to Parent’s funding obligations in the Merger Agreement) shall have been satisfied or waived by the parties thereto; and

(d)            Adoption of Restated Articles. The Restated Articles in form attached hereto as Schedule A shall have been duly adopted by the Company by all necessary corporate action of its board of directors and its shareholders.

Section 6

Miscellaneous

6.1            Notices. All notices or other communications required or permitted by this Agreement shall be in writing and delivered personally or by overnight courier, or sent by email, to the address set forth in this Section 6.1 or to such other address as furnished by any Party to the other Party. Any notice given pursuant to this Section 6.1 shall be deemed to have been duly received, (i) on the date of delivery if delivered by hand personally during business hours, (ii) upon receipt of proof of delivery, if delivered by registered or certified mail, reputable courier or express delivery service, (iii) on the date of transmission, if delivered by email.

(a) If to Company:

Address: Suite 3501, 35/F, Jardine House 1 Connaught Place, Central, Hong Kong

Tel: +852-2165-9000

Attention: Liang Meng // John Wang

Email: leon@ascendentcp.com; john@ascendentcp.com

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

33/F Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Marcia Ellis // Rongjing Zhao

Email: mellis@mofo.com; rzhao@mofo.com

(b) If to the Investor:

Address:

Tel:

Attention:

Email:

6.2            Governing Law. This Agreement shall be governed in all respects by the laws of Hong Kong, without regard to principles of conflicts of law.

6.3            Dispute Resolution. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach, or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted and as may be amended by this Section 6.3. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The language of the arbitration shall be English and the tribunal shall consist of three arbitrators. The arbitration tribunal shall have no authority to award punitive damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

6.4            Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement is not performed by the Investor in accordance with its specified terms or otherwise breach such provision, and that money damages or other legal remedies would not be an adequate remedy for such irreparable damage. Accordingly, the Parties acknowledge and agree that subject to the terms and conditions herein, the Company shall be entitled to specific performance of the terms hereof, and one or more injunctions or other equitable relief to prevent breaches of this Agreement by the Investor, in each case without any requirement for the posting of any bond or other security, in addition to any other remedy at law. The Parties further agree that prior to the Closing, the Company shall be entitled to specific performance to enforce specifically the provisions of, and one or more injunctions or other equitable relief to prevent or cure breaches of Section 1 if the conditions in Section 5 have been satisfied or waived. The Investor shall not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

6.5            Expenses. The Company and the Investor shall each pay their own expenses in connection with the review, negotiation and entry of this Agreement; provided that, upon signing of this Agreement, the Investor undertakes to share, ratably based on its shareholding percentage in the Company as of the Closing, any transaction expenses, termination, topping, break-up or other fees or amounts payable by the Company (or one or more of its Affiliates or designees) in connection with the Merger, including the Parent Termination Fee (as defined in the Merger Agreement) (all such expenses, fees, and amounts payable collectively, the “Expenses”); provided further that, (i) the Investor shall not be responsible for sharing any Expenses if the Merger does not occur for so long as such non-occurrence is not caused by a breach by the Investor of its obligations under this Agreement (it being understood that, subject to the Investor’s satisfaction of its obligations under Section 4.4, failure to obtain required regulatory approval by the Investor shall not be deemed as a breach of this Agreement); and (ii) the Investor shall be responsible for all the Expenses if the consummation of the Merger does not occur and such nonoccurrence of Merger is resulted from the failure of the Investor to pay the Subscription Price upon Closing after all the conditions set out in Section 5 have been satisfied or waived pursuant to their terms.

6.6            Repurchase. If for any reason the Closing has taken place and (a) the Merger has not been completed in accordance with the Merger Agreement within twenty (20) days after the Closing Date, or (b) the Merger Agreement has been validly terminated in accordance with its terms, the Company shall promptly repurchase the Shares from the Investor, and the Investor shall promptly sell the Shares to the Company, for the same Subscription Price actually paid by the Investor to the Company under this Agreement (the “Repurchase Consideration”) and the Company shall promptly take all actions that are necessary or required in order to restore the Investor (and its Affiliates, if applicable) to the position it was in with respect to the ownership and possession of the Shares and the Subscription Price immediately prior to the Closing. In furtherance and not in limitation of the foregoing, the Company shall pay, or cause to be paid, to the Investor the Repurchase Consideration, less any Expenses that the Investor is obligated to share pursuant to Section 6.5 (if any), within two (2) business days after the first to occur of an event contemplated by clause (a) and (b) above, by wire transfer of U.S. dollars in immediately available funds to an account designated by the Investor.

6.7            Amendment. The provisions of this Agreement may not be waived, modified, supplemented or amended, except by an instrument in writing signed by both Parties.

6.8            Termination. This Agreement shall terminate automatically and immediately without any further action on the part of any Party upon valid termination of the Merger Agreement in accordance with its terms; provided that, Section 4.5 and this Section 6 shall survive such termination; provided further, that termination of this Agreement pursuant to this Section 6.8 shall not relieve any party who is in breach of, or has breached, any of its obligations under this Agreement if such breach is the cause of, or results in, such failure for the Company and its Affiliates to consummate the Merger. The Parties acknowledge and agree that nothing in this Section 6.8 shall be deemed to affect the Company’s right to specific performance in accordance with the terms and conditions set forth in Section 6.4.

6.9            Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, or delegated by the Investor without the prior written consent of the Company. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties.

6.10          Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. No Party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

6.11          Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.12          Counterparts. This Agreement may be electronically executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(Signature pages follow)

IN WITNESS WHEREOF, the Parties have executed, or caused this Agreement to be executed by their duly authorized representatives, on the Signing Date.

COMPANY

Advanced Technology (Cayman) Limited

By:	/s/ Liang Meng
Name: Liang Meng
Title: Director

Signature Page to Shares Subscription Agreement (Sinopec)

IN WITNESS WHEREOF, the Parties have executed, or caused this Agreement to be executed by their duly authorized representatives, on the Signing Date.

INVESTOR

Sinopec Capital Co., Ltd.

(中国石化集团资本有限公司)

By:	/s/ Meiyun Zhou
Name: Meiyun Zhou
Title: Director

Signature Page to Shares Subscription Agreement (Sinopec)